SCHEDULE 14A INFORMATION



Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


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                             Washington Mutual, Inc.
                (Names of Registrant as Specified in Its Charter)



    (Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LOGO] Washington               1201 Third Avenue          NEWS RELEASE
       Mutual                   P.O. Box 834
                                Seattle, WA 98111



Media Contact:       Washington Mutual
                     Bill Ehrlich
                     1-800-228-9268
                     Gavin Anderson & Company
                     Hollis Rafkin-Sax
                     212-373-0231

Investor Contact:    Washington Mutual
                     JoAnn DeGrande
                     206-461-3186



                                  June 2, 1997
                              FOR IMMEDIATE RELEASE


                WASHINGTON MUTUAL REBUTS AHMANSON MISSTATEMENTS

     SEATTLE, Washington -- Washington Mutual, Inc. (Nasdaq: WAMU)issued the following statement today condemning H.F. Ahmanson's (NYSE: AHM) blatant attempt to mislead investors regarding the status of Washington Mutual's OTS application for approval to merge with Great Western Financial Corporation (NYSE: GWF).

     "This is Ahmanson's most desperate attempt yet to mislead investors through the announcement of spurious issues. Ahmanson made the same baseless arguments to the Office of Thrift Supervision on several occasions when the OTS was processing Washington Mutual's application. Ahmanson's arguments ignore the clear language of the law as well as subsequent OTS interpretive letters. As previously announced, Washington Mutual's application was declared informationally complete by the OTS on May 20, and Washington Mutual expects to receive OTS approval in the very near future in accordance with the OTS' normal procedures."

     With a history dating back to 1889, Washington Mutual is a diversified financial services company focusing on families and small and mid-sized businesses. As of March 31, 1997, Washington Mutual and its subsidiaries had consolidated assets of $46.1 billion and operated more than 550 offices in Washington, California, Idaho, Utah, Montana, Arizona, Colorado and Nevada. The company's subsidiaries provide consumer and commercial banking, full-service securities brokerage, mutual fund management and insurance underwriting.

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